For Immediate Release
                                        Date:    July 23, 2004


                                        Contact: Ellie King, Assistant Secretary
                                                          630 Godwin Avenue
                                                          Midland Park, NJ 07432
                                                          201 - 444-7100


                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                 Quarterly Earnings for the Second Quarter, 2004

Midland Park, NJ - July 21, 2004 - Stewardship Financial Corporation (OTC:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three
(3) months ended June 30, 2004, of $937,000, or $0.30 basic earnings per share, an increase of 8.7% and 7.1% respectively, as compared to net income of $862,000, or $0.28 basic earnings per share for the same three (3) month period in 2003. Diluted earnings per share were $0.29 for the three (3) months ended June 30, 2004, an increase of 7.4% over the diluted earnings per share of $0.27 for the three (3) months ended June 30, 2003.

For the six (6) months ended June 30, 2004, Stewardship Financial Corporation reported net income of $1.8 million or $0.57 basic earnings per share, an increase of 5.2% and 3.6% in net income and basic earnings per share respectively, as compared to net income of $1.7 million or $0.55 per share for the same six (6) month period in 2003. Diluted earnings per share were $0.56 for the six (6) months ended June 30, 2004, an increase of


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3.7% over the diluted earnings per share of $0.54 for the six (6) months ended
June 30, 2003.

Stewardship Financial Corporation's President and Chief Executive Officer Paul Van Ostenbridge stated, "We are pleased to report the earnings increase for the period ending June 30, 2004. This increase was due to the substantial growth in the bank's average earning assets and the quality of the loan portfolio."

Stewardship Financial Corporation's total assets reached $405.9 million at June 30, 2004, compared to $356.8 million at June 30, 2003, resulting in growth of 13.8%. Total deposits were $348.7 million at June 30, 2004, compared to $324.4 million a year ago, resulting in growth of 7.5%. Total stockholders' equity increased 9.1% to $27.8 million at June 30, 2004, compared to $25.5 million a year ago.

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. We invite you to visit our website at www.asbnow.com for additional information.


                                   Page 2 of 3

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                        Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                      (In thousands, except per share data)


                                                         Six Months Ended             Three Months Ended
                                                             June 30,                      June 30,

                                                        2004       2003                2004       2003
                                                    -----------------------------------------------------
Selected Operating Data:
Total interest income                               $   10,335 $     9,236         $    5,167 $    4,632
Total interest expense                                   2,441       2,355              1,182      1,175
                                                    -----------------------------------------------------
Net interest income before provision
     for loan loss                                       7,894       6,881              3,985      3,457
Provision for loan loss                                    240         225                120        110
                                                    -----------------------------------------------------
Net interest income after provision
     for loan loss                                       7,654       6,656              3,865      3,347

(Losses) gains on sales of securities                       (4)         27                  -          -
Gain on sales of other real estate                           -          54                  -          -
Other noninterest income                                 1,358       1,393                760        778
                                                       --------------------------------------------------
                                                         1,354       1,474                760        778

Noninterest expense                                      6,186       5,488              3,153      2,794
                                                    -----------------------------------------------------
Income before income tax expense                         2,822       2,642              1,472      1,331
Income tax expense                                       1,018         927                535        469
                                                    -----------------------------------------------------
Net income                                          $    1,804 $     1,715         $      937 $      862
                                                    =====================================================

Basic earnings per share                                $ 0.57      $ 0.55             $ 0.30     $ 0.28
Diluted earnings per share                              $ 0.56      $ 0.54             $ 0.29     $ 0.27



                                                           At June 30,
                                                      2004            2003
                                                   ---------       ---------
Selected Financial Data:
Total assets                                       $405,926        $356,794
Total loans, net of deferred loan fees              275,358         235,895
Allowance for loan losses                             3,023           2,885
Total deposits                                      348,657         324,351
Stockholders' equity                                 27,804          25,496


                                              At or for the six month period ended
                                                            June 30,
                                                2004                       2003
                                               ------                     ------
Selected Financial Ratios:
Annualized return on average assets (ROA)       0.91%                      1.01%
Annualized return on average equity (ROE)      13.10%                     13.94%
Tier 1 equity to total assets                   8.57%                      7.15%
Book value per share                            $8.73                      $8.52

All share data has been restated to include the effect of a 5% stock dividend paid in November, 2003 and a 3 for 2 stock split paid July 1, 2003.



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